Exhibit 99.1

+	Investor Contact:
John Iannone
Director of Investor Relations
(412) 995-7727
Media Contact:
Chris Hardman
VP of Communications
(412) 995-7187

Education Management Reaches Definitive Agreement

With Creditors On Debt Restructuring

Restructuring Supported by Lenders Holding in Excess of 98% of Existing Secured Bank Debt

Creditors Holding in excess of 94% of Aggregate Debt Execute

Restructuring Support Agreement

PITTSBURGH, Sept. 5, 2014 – Education Management Corporation (NASDAQ: EDMC), one of the largest providers of post-secondary education in North America, today announced it has finalized a Restructuring Support Agreement previously announced on Aug. 27, 2014. Creditors holding in excess of 94 percent of the company’s aggregate debt (including Lenders holding in excess of 98 percent of the company’s existing secured bank debt (the “Consenting Lenders”)) and the company’s principal shareholders have signed the agreement.

“We believe the strong support of our lenders, note holders and principal shareholders for the restructuring will provide us with a capital structure that better aligns with the current operating environment,” said Mick J. Beekhuizen, Education Management CFO. “We appreciate the cooperation demonstrated during this process and look forward to continued cooperation by the parties to successfully implement the restructuring.”

Phase one of the restructuring will reduce the company’s funded debt by approximately $1.1 billion, providing for the exchange of approximately $1.5 billion of outstanding debt as of June 30, 2014 for $400 million of new debt, non-voting preferred equity interests that would be convertible into common shares and warrants for the purchase of common shares.

The company intends to offer note holders that have not been party to the restructuring discussions and/or that have not signed the Restructuring Support Agreement the chance to participate in the restructuring, but the support or participation of additional creditors is not a condition precedent to implementing the Restructuring Support Agreement. Subject to applicable regulatory approvals, the company anticipates closing phase one by no later than Oct. 30, 2014.

Phase two of the restructuring, whereby a portion of the new preferred stock will be mandatorily converted into common shares, and the remainder become convertible at the election of the holder, remains subject to applicable regulatory approvals and a shareholder vote. The company expects to complete phase two of the restructuring in 2015.

The company’s existing shareholders would retain 4 percent of the outstanding common stock after giving effect to the conversion of the new preferred stock and receive warrants to purchase an additional 5 percent of the common stock.

In connection with the restructuring contemplated by the Restructuring Support Agreement, the company and the Consenting Lenders have executed an amendment to the company’s existing senior secured credit facility and the company and certain note holders have executed an exchange agreement in respect of approximately 86 percent of the company’s existing unsecured notes.

•	Pursuant to the terms of the amendment to the credit facility, all financial covenants have been waived through June 30, 2015, cash interest expense and required amortization payments have been substantially decreased through June 30, 2015, and the maturity of the revolving credit facility has been extended to July 2, 2015. In addition, the collateral proceeds waterfall set forth in the pledge and security agreement entered into in connection with the credit agreement has been amended to provide that obligations owing to lenders that are not Consenting Lenders will be paid only after satisfaction in full of obligations owing to lenders that are Consenting Lenders.

•	Pursuant to the terms of the exchange agreement, participating holders of the company’s existing senior unsecured notes have exchanged their notes for new notes the terms of which provide for the payment of interest in kind (rather than in cash) through and including March 31, 2015.

EDMC was advised by Evercore Group L.L.C., Wachtell, Lipton, Rosen & Katz, and McKinsey & Company. The ad hoc group of term lenders was advised by Houlihan Lokey Capital, Inc. and Milbank, Tweed, Hadley & McCloy LLP. The ad hoc group of revolving lenders was advised by FTI Consulting, Inc. and White & Case LLP. The ad hoc group of senior noteholders was advised by Houlihan Lokey Capital, Inc. and Paul, Weiss, Rifkind, Wharton & Garrison LLP.

About Education Management Corporation

Education Management Corporation (www.edmc.edu), with approximately 119,500 students as of April 2014, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. The company offers academic programs to students through campus-based and online instruction, or through a combination of both. The company is committed to offering quality academic programs and strives to improve the learning experience for its students. Its educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement

This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the company’s strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” “plans,” “projects,” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors including, without limitation, the possibility that the company will fail to consummate the restructuring plan due to the failure to obtain regulatory or shareholder approval or otherwise, and the factors set forth in our filings with the Securities and Exchange Commission including, without limitation, our annual report on Form 10-K for the fiscal year ended June 30, 2013 and our Form 10-Q for the quarter ended March 31, 2014, under the caption “Risk Factors.” In connection with the restructuring transaction, the company may deregister the common stock with the Securities and Exchange Commission and delist it from trading on Nasdaq. Any forward-looking statements contained in this release speak only as of the date of such release, and we caution existing and prospective investors not to place undue reliance on such statements. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained our releases will prove to be accurate. The company undertakes no obligation to update or revise any forward-looking statements.

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